Exhibit 10.1

CREDIT AGREEMENT

Dated as of August 25, 2015

Among

OLIN CORPORATION

as Borrower

THE SUBSIDIARIES OF OLIN CORPORATION FROM TIME TO TIME PARTY HERETO

THE LENDERS NAMED HEREIN

as Lenders

SUMITOMO MITSUI BANKING CORPORATION

as Administrative Agent

SUMITOMO MITSUI BANKING CORPORATION

as Syndication Agent

SUMITOMO MITSUI BANKING CORPORATION

as Sole Lead Arranger and Sole Bookrunner

Page

i

(continued)

Page

ARTICLE VIII THE AGENT	52

Section 8.01 Appointment and Authority	52

Section 8.02 Reliance by the Administrative Agent	52

(continued)

Page

Section 10.10 Jurisdiction, Etc.	64

Section 10.11 Guarantors	65

(continued)

Page

Section 10.12 Confidentiality	65

Section 10.13 Patriot Act, Etc.	66

Section 10.14 Release of Guarantors	66

Section 10.15 Waiver of Jury Trial	66

Section 10.16 Acknowledgments	66

Schedule I	-	List of Commitments and Applicable Lending Offices
Schedule 10.02	-	Notice Addresses

Exhibit A	-	Note
Exhibit B	-	Notice of Borrowing
Exhibit C	-	Assignment and Assumption
Exhibit D	-	Assumption Agreement
Exhibit E	-	Tax Compliance Certificates
Exhibit F	-	Solvency Certificate
Exhibit G	-	Guaranty Joinder

v

CREDIT AGREEMENT

Dated as of August 25, 2015

OLIN CORPORATION, a Virginia corporation (the “Borrower”), the subsidiaries of the Borrower that become party to this Agreement pursuant to the terms hereof, the lenders that are party to this Agreement or become party to this Agreement pursuant to the terms hereof and SUMITOMO MITSUI BANKING CORPORATION, as administrative agent (the “Administrative Agent”) for the Lenders, hereby agree as follows:

ARTICLE I

 DEFINITIONS AND ACCOUNTING TERMS

Section 1.01       Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means any acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the capital stock of, or all or a substantial part of the assets of, or of a business unit or division of, any Person.

“Act” has the meaning specified in Section 10.13.

“Administrative Agent” has the meaning set forth in the introductory paragraph hereto.

“Administrative Agent’s Account” means the account(s) of the Administrative Agent, as applicable, designated in writing by the Administrative Agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Term Loan.

“Affiliate” means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power, whether or not exercised, to direct or cause the direction of the management and policies of any Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” means this Credit Agreement, as amended, restated or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to each Term Loan Lender, such Lender’s Eurodollar Lending Office.

“Applicable Margin” means, as of any date of determination, a rate per annum determined by reference to the Performance Level applicable on such date as set forth below:

Performance Level	Applicable Margin
I	1.00%
II	1.25%
III	1.50%
IV	1.75%

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means SMBC, in its capacities as sole lead arranger and sole bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.02), and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent and otherwise in accordance with Article IX.

“Assuming Lender or Lenders” has the meaning specified in Section 2.04(c).

“Assumption Agreement” has the meaning specified in Section 2.04(c).

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing Minimum” means US$10,000,000.

“Borrowing Multiple” means US$1,000,000.

“Business” has the meaning assigned to such term in the Separation Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with an Advance, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

“Closing Date” means the date on which the conditions precedent set forth in Section 3.01 shall have been satisfied and the Initial Term Loans funded.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commitment” means an Initial Term Loan Commitment.

“Confidential Information” has the meaning specified in Section 10.12.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cost Savings” means, for any period, those synergies, operating expense reductions and cost-savings of the Borrower and its Subsidiaries that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to be realized following the Closing Date as a result of restructurings, reorganizations, divestitures, cost savings initiatives, production rationalizations and other similar initiatives, in each case to the extent not prohibited by this Agreement (collectively, “Initiatives”) (calculated on a pro forma basis as if such synergies, operating expense reductions and cost-savings had been realized on the first day of such period, and net of the amount of actual benefits realized during such period from such Initiatives to the extent already included in Consolidated Net Income for such period); provided that (i) no synergies, operating expense reductions or cost-savings shall be added to Consolidated EBITDA pursuant to clause (e) thereof to the extent duplicative of any expenses or charges otherwise added to (or excluded from) Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (ii) projected amounts (and not yet realized) (x) may be added (the date on which such amounts are added, the “Initiative Commencement Date”) once actions in respect of such Initiative have been taken or are expected to be taken (in the good faith determination of the Borrower) within 12 months and (y) may no longer be added back in calculating Consolidated EBITDA pursuant to clause (e) thereof to the extent occurring more than six full fiscal quarters after the Initiative Commencement Date and (iii) Consolidated Cost Savings in respect of the Merger shall be determined in a manner consistent with the manner in which synergies, operating expense reductions and cost-savings were included in the calculation of Consolidated EBITDA for purposes of clause (A) of the last sentence of “Consolidated EBITDA”.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period (adjusted to exclude all extraordinary or unusual items and any gains or losses on sales of assets outside the ordinary course of business) plus, without duplication and (except with respect to synergies included in Consolidated Cost Savings) to the extent deducted in calculating such

Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount with respect to Indebtedness (including the Advances), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) Consolidated Cost Savings; provided that with respect to any period, the aggregate amount added back in the calculation of Consolidated EBITDA for such period pursuant to this clause (e) and clause (f) below shall not exceed (x) for any period ended on or prior to December 31, 2016, 20% of Consolidated EBITDA and (y) otherwise, 15% of Consolidated EBITDA (in each case calculated prior to giving effect to any add-backs pursuant to this clause (e) and clause (f) below), (f) costs and expenses incurred in connection with the implementation of Initiatives; provided that with respect to any period, the aggregate amount added back in the calculation of Consolidated EBITDA for such period pursuant to this clause (f) and clause (e) above shall not exceed (x) for any period ended on or prior to December 31, 2016, 20% of Consolidated EBITDA and (y) otherwise, 15% of Consolidated EBITDA (in each case calculated prior to giving effect to any add-backs pursuant to this clause (f) and clause (e) above), (g) Consolidated Transaction Costs; provided that the aggregate amount added back in the calculation of Consolidated EBITDA pursuant to this clause (g) shall not exceed $100,000,000, (h) all payments triggered in respect of the Borrower’s non-qualified deferred compensation and post-retirement benefit plans in connection with the Transactions during such period and (i) any other non-cash charges, minus, (i) any cash payments made during such period in respect of items described in clause (i) above subsequent to the fiscal quarter in which the relevant non-cash charge was reflected as a charge in the statement of Consolidated Net Income and (ii) to the extent included in calculating such Consolidated Net Income for such period, any non-cash income (other than amounts accrued in the ordinary course of business under accrual-based revenue recognition procedures in accordance with GAAP).  For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Leverage Ratio, if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition or a Material Disposition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition, as applicable, occurred on the first day of such Reference Period. Notwithstanding the foregoing, but subject to the immediately preceding sentence (other than in respect of the Merger), (A) Consolidated EBITDA shall be deemed to be (x) $262,600,000 for the fiscal quarter ended September 30, 2014, (y) $240,700,000 for the fiscal quarter ended December 31, 2014 and (z) $250,300,000 for the fiscal quarter ended March 31, 2015 and (B) Consolidated EBITDA for any period ended prior to the Closing Date but subsequent to March 31, 2015 shall be determined in good faith by the Borrower on a pro forma basis consistent with the basis on which Consolidated EBITDA for the fiscal quarters set forth in clause (A) above were calculated.

“Consolidated Interest Coverage Ratio” means, for any Reference Period, the ratio of (a) Consolidated EBITDA for such Reference Period to (b) Consolidated Interest Expense for such Reference Period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to capitalized lease obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges accrued with respect to letters of credit and bankers’ acceptance financing allocable to such period in accordance with GAAP), minus (in the case of net benefits) or plus (in the case of net costs) the net benefits or net costs under all Hedging Agreements in respect of Indebtedness of the Borrower and its Subsidiaries to the extent such net benefits or net costs are allocable to such period in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the last day of any Reference Period, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA, for such Reference Period.  The Consolidated Leverage Ratio shall be calculated on the date on which the Borrower delivers to the Administrative Agent the financial statements required to be delivered pursuant to Section 5.01(i)(i) or (ii), as the case may be, and the certificate required to be delivered pursuant to Section 5.01(i)(iv) demonstrating such ratio.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or any law applicable to such Subsidiary.

“Consolidated Net Tangible Assets” means, at any date, the total assets of the Borrower and its Subsidiaries at such date, determined on a consolidated basis, minus (a) the consolidated current liabilities (excluding interest-bearing liabilities) of the Borrower and its Subsidiaries as of such date, (b) unamortized debt discount and expense, goodwill, trademarks, brand names, patents and other intangible assets, and (c) any write-up of the value of any assets (other than an allocation of purchase price in an acquisition) after December 31, 2014; all as determined in accordance with GAAP.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Transaction Costs” means, for any period, the sum (without duplication) of all non-recurring fees, costs and expenses incurred by the Borrower and its Subsidiaries, whether before, on or within six months after the Closing Date, in connection with the Transactions during such period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party” means  the Administrative Agent, the syndication agent listed on the cover page to this Agreement, the Arranger or any other Lender.

“DCP” has the meaning assigned to such term in the Form S-4.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of the Term Loans required to be funded by it hereunder within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Jurisdiction” has the meaning specified in Section 4.01(k).

“Domestic Lending Office” means, with respect to any Term Loan Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of any State of the United States, substantially all of the assets of which are located, and substantially all of the business of which is conducted, in the United States.

“Effective Date” shall mean August 25, 2015.

“Eligible Assignee” means (a) any Lender, (b) any Affiliate of any Lender, (c) any Approved Fund, (d) any commercial bank and (e) any other financial institution or investment fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities; provided, however, that neither the Borrower, any Affiliate of the Borrower, any natural Person, any Defaulting Lender or any subsidiary of a Defaulting Lender shall qualify as an Eligible Assignee.

“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, grants, franchises, licenses or governmental restrictions relating to (i) the effect of the environment on human health, (ii) the environment or (iii) emissions, discharges or releases of Hazardous Substances into the environment, including ambient air, surface water, groundwater, or land, or otherwise relating to the effect on the environment of the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of the Borrower’s controlled group or is under common control with the Borrower, in each case, within the meaning of Section 414 of the Code.

“ERISA Event” means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility by the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA and with respect to a Plan; (iv) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Borrower or any ERISA Affiliate to make a payment to a Plan required under Section 302 of ERISA, which failure could result in the imposition of a Lien under Section 303(k)(1) of ERISA; or (vi) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for the Interest Period for each Advance comprising part of the same Term Loan Borrowing, an interest rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for US Dollars for a period equal in length to the applicable period as displayed on page LIBOR01 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”), in each case as of the Specified Time on the Quotation Day for such period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the Screen Rate shall not be available at such time for such Interest Period or applicable period (an “Impacted Interest Period”), then the Eurodollar Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).

Notwithstanding the foregoing, if at the time that the Administrative Agent shall seek to determine the Screen Rate on the Quotation Day for any Interest Period for an Advance, the Screen Rate shall not be available for such Interest Period for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then, subject to Section 2.08, the Reference Bank Rate shall be the Eurodollar Rate for such Interest Period for such Advance; provided that if any Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the US$415,000,000 Credit Agreement dated as of June 24, 2014 (as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date) among the Borrower, Olin Canada ULC, the banks named therein and Wells Fargo as administrative agent.

“Existing Credit Agreement Refinancing” means the termination of the commitments, and payment in full of all Indebtedness, interest, fees and other amounts outstanding, under the Existing Credit Agreement.

“Facility” means the Initial Term Loan Commitments and the Initial Term Loans made thereunder. Upon any extension of a Termination Date pursuant to Section 2.04(b), the Commitments or Term Loans so extended shall be a separate Facility from the non-extended Commitments or Term Loans.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published in Federal Reserve Statistical Release H.15(519), for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the Fee Letter dated August 25, 2015, between the Administrative Agent and the Borrower.

“Foreign Lender” means a Lender that is not a US Person.

“Foreign Subsidiary” shall mean any Subsidiary other than a Domestic Subsidiary.

“GAAP” has the meaning specified in Section 1.04.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guarantor” means, subject to Section 10.14, any Domestic Subsidiary that becomes a party to this Agreement pursuant to Section 5.01(k).

“Guaranty” means the guaranty of the Guarantors set forth in Article VII.

“Guaranty Joinder” means a Guaranty Joinder substantially in the form of Exhibit G, with such changes thereto as may be reasonably acceptable to the Administrative Agent and the Borrower.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, in each case regulated by Environmental Laws.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Impacted Interest Period” has the meaning set forth in the definition of “Eurodollar Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, excluding deferred compensation of officers and directors, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person and all obligations of such Person under synthetic leases, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, other than letters of credit and letters of guaranty issued to support obligations (other than Indebtedness) incurred in the ordinary course of business, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Invested Amounts.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Costs” has the meaning specified in Section 8.06(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made or amount credited by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Term Loan Commitment” means, with respect to any Term Loan Lender, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Initial Term Loan Commitment” or if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.02  as such Lender’s “Initial Term Loan Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.04.  The aggregate Initial Term Loan Commitments of all the Term Loan Lenders as of the Effective Date shall be US$600,000,000.

“Initial Term Loans” means the term loans made, or to be made, to the Borrower by the Term Loan Lenders pursuant to Section 2.01.

“Initiatives” has the meaning specified in the definition of “Consolidated Cost Savings”.

“Insufficiency” means, with respect to any Plan, the amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, if any.

“Interest Election Request” means a request by the Borrower to convert or continue a Term Loan Borrowing in accordance with Section 2.15.

“Interest Period” means, for each Advance comprising part of the same Term Loan Borrowing, the period commencing on the date of such Advance (or on the effective date of any election applicable to such Borrowing pursuant to Section 2.15) and ending the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be 1, 2, 3 or 6 months or, with the consent of all the Lenders required to fund such Advance, twelve months, in each case as the Borrower may select, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:

(A)          the Borrower may not select any Interest Period which ends after the applicable Termination Date; and

(B)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day on such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“Internal Separation” has the meaning specified in the Separation Agreement.

“Interpolated Rate” means, at any time, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate (for the longest period for which the Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the Screen Rate (for the shortest period for which the Screen Rate is available) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period or period, as applicable. When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight screen rate, where “overnight screen rate” means the overnight rate for US Dollars determined by the Administrative Agent from such service as the Administrative Agent may select.

“Invested Amounts” means the amounts invested by investors that are not Affiliates of the Borrower in connection with a receivables securitization program and paid to the Borrower or any of its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.

“Investment Grade Rating” means a corporate credit rating and/or family rating, as applicable, of BBB- or higher by S&P and Baa3 or higher by Moody’s.

“IRS” means the United States Internal Revenue Service.

“JV” means Dow-Mitsui Chlor Alkali LLC.

“JV Credit Agreement” means the Credit Agreement, dated as of March 29, 2011, among the JV, as borrower, SMBC, as administrative agent, and the lenders and other agents named therein.

“Lenders” means the Term Loan Lenders listed on the signature pages hereof (until such Lender shall have assigned or had assumed all interests hereunder as provided in Sections 9.02 or 2.04(c)) and each Eligible Assignee or Assuming Lender that shall become a party hereto pursuant to Sections 9.02 or 2.04(c).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement).

“Loan Documents” means this Agreement and the Notes.

“Loan Parties” means the Borrower and the Guarantors.

“Majority Facility Lenders” means, at any time and with respect to any Facility, Lenders holding at least a majority of (a) until the Closing Date, the Commitments with respect to such Facility then in effect and (b) thereafter, the aggregate unpaid principal amount of the Term Loans of such Facility then outstanding; provided that the unused Commitments of, and the portion of the Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Facility Lenders.

“Majority Lenders” means, at any time, Lenders holding more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Term Loans then outstanding; provided that the unused Commitments of, and the portion of the Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Margin Stock” shall have the meaning given such term under Regulation U issued by the Board of Governors of the Federal Reserve System.

“Material Acquisition” means any Acquisition that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $250,000,000.

“Material Disposition” means any means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $250,000,000.

“Merger” means the merger of Merger Sub and Spinco, with Spinco continuing as the surviving corporation.

“Merger Agreement” means the Merger Agreement, dated as of March 26, 2015, among TDCC, Spinco, the Borrower and Merger Sub, as amended, restated or otherwise modified from time to time.

“Merger Documentation” means (a) the Merger Agreement, (b) all exhibits, schedules, annexes and other attachments thereto and (c) all other agreements related thereto.

“Merger Sub” means Blue Cube Acquisition Corp., a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the preceding five plan years, made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and for at least one Person that is not an employee of the Borrower or any ERISA Affiliate or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event that such plan has been or were to be terminated.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment or other modification that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Majority Lenders.

“Non-Defaulting Lender” means, at any time, each Term Loan Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.04(b).

“Note” means a promissory note of the Borrower payable to any Term Loan Lender and its registered assigns, in substantially the form of Exhibit A hereto, evidencing the portion of the Term Loans made to the Borrower by such Term Loan Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a)(i)(A).

“Officer’s Certificate” means a certificate signed in the name of the Borrower by its President, one of its Vice Presidents, its Treasurer or its Controller.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Participant” has the meaning assigned to such term in Section 9.03.

“Participant Register” has the meaning assigned to such term in Section 9.03.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Performance Level” means, as of any date of determination, the level set forth below as then applicable:

I	Consolidated Leverage Ratio is less than or equal to 1.50:1.00.

II	Consolidated Leverage Ratio is greater than 1.50:1.00 but less than or equal to 2.50:1.00.

III	Consolidated Leverage Ratio is greater than 2.50:1.00 but less than or equal to 3.50:1.00.

IV	Consolidated Leverage Ratio is greater than 3.50:1.00.

For purposes of this definition, (i) the Performance Level shall be, from the Effective Date until adjusted pursuant to clause (ii) below, (x) based on Performance Level III if the Consolidated Leverage Ratio as of the Reference Period most recently ended on or prior to the Closing Date (and calculated to give pro forma effect to the Consolidated Total Debt as of the Closing Date) is less than or equal to 3.50:1.00 and (y) otherwise, Performance Level IV, and (ii) determined as at the end of each Reference Period ended as of the end of or after the first full fiscal quarter ending after the Closing Date based upon the calculation of the Consolidated Leverage Ratio for such Reference Period.  The Applicable Margin shall be adjusted (if necessary) upward or downward on the first day following delivery of the certificate referred to in Section 5.01(i)(iv).

“Permitted Encumbrances” means:

(a)            Liens imposed by law for taxes that are not yet due or are being contested in good faith by appropriate proceedings;

(b)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings;

(c)            pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)            deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)            judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.01(f); and

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Receivables Facility” means one or more accounts receivable facilities established by a Receivables Subsidiary and one or more of the Borrower or its Subsidiaries, whereby the Borrower or one or more of its Subsidiaries shall sell or transfer accounts receivables of the Borrower or its Subsidiaries to such Receivables Subsidiary which in turn shall transfer to a buyer, purchaser or lender undivided fractional interests in such accounts receivable (or otherwise borrow against such accounts receivable), so long as (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility shall be guaranteed by the Borrower or any of its Subsidiaries (other than the Receivables Subsidiary), (b) there shall be no recourse or obligation to the Borrower or any of its Subsidiaries (other than the Receivables Subsidiary) whatsoever other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Facility that in the reasonable opinion of the Borrower are customary for securitization transactions and (c) none of the Borrower nor any of its Subsidiaries (other than the Receivables Subsidiary) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility, other than as set forth in clause (b) of this definition.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single-Employer Plan or a Multiple Employer Plan.

“Post-Petition Interest” has the meaning specified in Section 7.05(b).

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 3.01(i).

“Pro Rata Facilities Credit Agreement” means the Credit Agreement dated as of June 23, 2015 (as amended, restated, replaced, supplemented or otherwise modified from time to time) among the Borrower, Olin Canada ULC, the banks named therein and Wells Fargo as administrative agent.

“Quotation Day” means, with respect to any Advance for any Interest Period, two Business Days prior to the commencement of such Interest Period.

“Receivables Related Assets” means, collectively, accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to a Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guarantees, insurance proceeds, collections and proceeds of all of the foregoing.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Borrower that has been established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring accounts receivable under a Permitted Receivables Facility and that shall not engage in any activities other than in connection with a Permitted Receivables Facility.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Reference Bank Rate” means, with respect to any Advance for any Interest Period, the arithmetic mean of the Submitted Reference Bank Rates (rounded upward to four decimal places) in respect thereof.

“Reference Banks” means such banks as may be appointed by the Administrative Agent as Reference Banks in consultation with the Borrower and as consented to by such bank.

“Reference Period” means any period of four consecutive fiscal quarters of the Borrower.

“Refinancing” means the termination of the commitments, and payment in full of all Indebtedness, interest, fees and other amounts outstanding, under the JV Credit Agreement.

“Register” has the meaning specified in Section 9.02(d).

“Regulation FD” has the meaning specified in Section 10.12.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, representatives, controlling persons and agents, including accountants, legal counsel and other advisors of such Person and of such Person’s Affiliates.

“Replaced Term Loan” has the meaning assigned to such term in Section 10.01.

“Replacement Term Loan” has the meaning assigned to such term in Section 10.01.

“Sanctioned Person” means any Person described in Section 4.01(k)(i)(x), (y) or (z).

“Sanctions” has the meaning specified in Section 4.01(k).

“S&P” means Standard and Poor’s Financial Services LLC and any successor thereto.

“Screen Rate” has the meaning set forth in the definition of “Eurodollar Rate”.

“SEC” means the Securities and Exchange Commission.

“Separation Agreement” means the Separation Agreement, dated as of March 26, 2015, between TDCC and Spinco, as amended, restated or otherwise modified from time to time.

“Separation Documentation” means (a) the Separation Agreement, (b) all exhibits, schedules, annexes and other attachments thereto and (c) all other agreements related thereto.

“Significant Subsidiary” means each Subsidiary, but excludes any Subsidiary the US Dollar value (or equivalent thereof) of whose assets is less than 5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis.

“Single-Employer Plan” means a single-employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained by the Borrower or any ERISA Affiliate solely for employees of the Borrower or any ERISA Affiliate or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event that such plan has been or were to be terminated.

“SMBC” means Sumitomo Mitsui Banking Corporation.

“Solvent” means (a) each of the Fair Value and the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (b) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital and (c) the Borrower and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature. Terms used in this definition and not otherwise defined in this Agreement have the meanings assigned thereto in Exhibit F hereto.

“Specified Merger Agreement Representations” means such of the representations and warranties made by TDCC or Spinco in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or an Affiliate of the Borrower) has the right to terminate its obligations under the Merger Agreement or decline to consummate the Merger as a result of a breach of such representations and warranties in the Merger Agreement.

“Specified Representations” means those representations and warranties set forth in Sections 4.01(a) (solely as to organization, existence and corporate powers of the Borrower), (b)(i), (b)(ii)(x), (d), (g), (h), (k)(ii), (l) (solely as to use of proceeds of any borrowing under this Agreement), (m) and (n).

“Specified Time” means 11:00 A.M., London time.

“Spinco” means Blue Cube Spinco Inc., a Delaware corporation.

“Spinco Closing Date” means the “Closing Date” as defined in the Spinco Credit Agreement.

“Spinco Credit Agreement” means the Credit Agreement, dated as of June 23, 2015, among Spinco, the lenders party thereto and Wells Fargo, as administrative agent.

“Spinco Loans” means the term loans made to Spinco under the Spinco Credit Agreement.

“Submitted Reference Bank Rate” means, as to any Reference Bank, the rate (rounded upward to four decimal places) supplied to the Administrative Agent at its request by such Reference Bank as of the Specified Time on the Quotation Day for the applicable Term Loans and the applicable Interest Period as the rate at which such Reference Bank could borrow funds in the London interbank market in US Dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in US Dollars and for that period; provided that upon supplying such Submitted Reference Bank Rate to the Administrative Agent, such Reference Bank shall certify that it has not submitted or shared such Submitted Reference Bank Rate with any individual who is formally designated as being involved in the ICE LIBOR submission process.

 “Subordinated Obligations” has the meaning specified in Section 7.05.

“Subsidiary” means, as at any particular time, any Person controlled by the Borrower the accounts of which would be consolidated with those of the Borrower in the Borrower’s consolidated financial statements if such financial statements were to be prepared at such time in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Tax-Exempt Financing” means a transaction with a governmental unit or instrumentality which involves (i) the issuance by such governmental unit or instrumentality to Persons other than the Borrower or a Subsidiary of bonds or other obligations on which the interest is exempt from Federal income taxes under Section 103 of the Code and the proceeds of which are applied to finance or refinance the cost of acquisition of equipment or facilities of the Borrower or any of its subsidiaries, and (ii) participation in the transaction by the Borrower or a Subsidiary in any manner permitted by this Agreement.

“TDCC” means The Dow Chemical Company, a Delaware corporation.

“Term Loan Borrowing” means a borrowing consisting of Term Loans, having the same Interest Period, made by the Term Loan Lenders.

“Term Loan Lender” means any Person with a Commitment or an outstanding Term Loan.

“Term Loans” means the Initial Term Loans (and “Term Loan” means any of such Term Loans).

“Termination Date” means the date that is three years after the Closing Date (or the earlier date on which the Initial Term Loans have been accelerated pursuant to Section 6.01).

“Ticking Fee” has the meaning assigned thereto in Section 2.03(d).

“Transactions” means (a) the consummation of the Internal Separation, (b) the consummation of the Merger, (c) the Refinancing, (d) the Existing Credit Agreement Refinancing, (e) the issuance by Spinco of its senior unsecured notes to TDCC or, if elected by TDCC in accordance with Section 7.08(e) of the Merger Agreement, the drawing under a senior unsecured bridge facility of an amount not less than the Above Basis Amount (as defined in the Separation Agreement), (f) the issuance by Spinco of its senior unsecured notes, the drawing under a senior unsecured bridge facility or any combination thereof, the proceeds of which will be used, together with the proceeds of the term loans under the Pro Rata Facilities Credit Agreement and the Spinco Credit Agreement, to (i) finance a special cash dividend to TDCC, (ii) pay fees and expenses in connection with the Transactions, (iii) effect the Existing Credit Agreement Refinancing and (iv) provide funds for general corporate purposes, (g) the execution, delivery and performance by the Loan Parties party thereto of the Pro Rata Facilities Credit Agreement and the Spinco Credit Agreement, the borrowing of loans and the issuance of letters of credit thereunder on the Closing Date and the use of proceeds of such loans and letters of credit, (h) the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of the Initial Term Loans and the use of proceeds of such Initial Term Loans and (i) the payment of fees and expenses in connection with the foregoing.

“United States” or “U.S.” means the United States of America.

“US Dollars” and the “US$” sign each means lawful currency of the United States.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“US Tax Compliance Certificate” has the meaning assigned thereto in Section 2.14(g).

“Voting Rights” means, as to any corporation or any other entity, ordinary voting power (whether associated with outstanding common stock or outstanding preferred stock, or both, or other outstanding equity interests, as applicable) to elect members of the Board of Directors of such corporation or other entity (irrespective of whether or not at the time capital stock of any class or classes of such corporation or entity shall or might have voting power or additional voting power upon the occurrence of any contingency).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly Owned” means, with respect to any corporation or other entity, a corporation or other entity of which 100% of the Voting Rights (other than Voting Rights represented by directors’ qualifying shares or shares required by law to be owned by a resident of the relevant jurisdiction) are at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Wholly Owned Subsidiaries, or by one or more other Wholly Owned Subsidiaries.

“Withdrawal Liability” shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

Section 1.02       Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document or the context otherwise requires: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein), (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

Section 1.03        Computation of Time Periods.  (a) In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

(b)           In this Agreement and the other Loan Documents each reference to a year shall be a reference to the twelve consecutive months beginning January 1 in such year and ending December 31 in such year and each reference to a quarter shall be a reference to one of the three consecutive month periods beginning January 1, April 1, July 1 or October 1, in each year.

Section 1.04      Accounting Terms.  (a)  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  “GAAP” shall mean generally accepted accounting principles as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of this Agreement in GAAP, or in the application thereof, on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP, or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with Section 10.01.

(b)                Notwithstanding anything to the contrary contained in paragraph (a) above or the definition of “Capital Lease Obligations”, in the event of an accounting change requiring leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the Effective Date) that would constitute capital leases on the Effective Date shall be considered capital leases and all calculations hereunder shall be made accordingly.

ARTICLE II

 AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01        Initial Term Loans.  Each Term Loan Lender with an Initial Term Loan Commitment severally agrees, on the terms and conditions hereinafter set forth, to make Initial Term Loans in US Dollars to the Borrower in a single drawing on the Closing Date in a principal amount requested by the Borrower not to exceed an amount equal to such Term Loan Lender’s Initial  Term Loan Commitment.  Each Term Loan Lender’s unfunded Initial Term Loan Commitment shall terminate automatically at the earlier of (i) 5:00 P.M. (New York City time) on the Closing Date and (ii) 11:59 P.M. (New York City time) on December 26, 2015 (or, if the Termination Date (as defined in the Merger Agreement as in effect as of March 26, 2015) is extended pursuant to Section 9.01(a) of the Merger Agreement, March 26, 2016).

Section 2.02        Making the Advances.  (a)  Making the Term Loans.  (i) (A)  Each Term Loan Borrowing shall be made on notice, given not later than 11:00 A.M. New York City time, on the third Business Day prior to the date of the proposed Borrowing, by the Borrower to the Administrative Agent, which shall give to each appropriate Lender prompt notice thereof by telecopier.  Each such notice of a Term Loan Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, in substantially the form of Exhibit B hereto, specifying therein the requested (I) date of such Term Loan Borrowing, (II) [reserved], (III) aggregate amount of such Term Loan Borrowing and (IV) the Interest Period for each such Term Loan.  Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Term Loan Borrowing make available for the account of its Applicable Lending Office to the Administrative Agent, in the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Term Loan Borrowing.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent, as applicable, will make such funds available to the Borrower at the Administrative Agent’s address set forth on Schedule 10.02. Notwithstanding anything to the contrary contained herein, each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Advances in accordance with the terms of this Agreement and shall not cause the Borrower to incur as of the date of the exercise of such option any greater liability than it shall then have under Section 2.10 or Section 2.14.

(B)            The failure of any Lender to make the Term Loan to be made by it as part of any Term Loan Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan on the date of such Term Loan Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the date of any Term Loan Borrowing.

(ii)                 Anything in subsection (i) above to the contrary notwithstanding,

(A)           if any Lender shall, at least one Business Day before the date of any requested Term Loan Borrowing, notify the Administrative Agent (with a copy to the Borrower) that the introduction of or any change in or in the interpretation of any law or regulation by any court, authority or agency, or any other governmental, judicial or regulatory body, makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Advances or to fund or maintain Advances hereunder, such Advances shall bear interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Borrower and such Lender, to compensate such Lender for the actual costs of obtaining the funds for such Advance for the applicable period plus the Applicable Margin. Each Lender giving a notice under this subclause (A) shall, promptly after giving such notice, provide the Borrower (with a copy to the Administrative Agent) with an explanation, in reasonable detail, as to the circumstances causing such suspension;

(B)            in the event that it is necessary to determine the Eurodollar Rate with reference to the Reference Banks, and if none of the Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any requested Term Loan Borrowing, any such Term Loan Borrowing shall bear interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Borrower and the applicable Lenders, to compensate the applicable Lenders for the actual costs of obtaining the funds for such Term Loan Borrowing for the applicable period plus the Applicable Margin; and

(C)            if Term Loan Lenders having more than 50% of the Commitments shall, at least one Business Day before the date of any requested Term Loan Borrowing, notify the Administrative Agent (with a copy to the Borrower) that the Eurodollar Rate for such Term Loan Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Advances for such Term Loan Borrowing, such Term Loan Borrowing shall be made as a Term Loan Borrowing bearing interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Borrower and the applicable Lenders, to compensate the applicable Lenders for the actual costs of obtaining the funds for such Term Loan Borrowing for the applicable period plus the Applicable Margin until such Lenders shall notify the Administrative Agent (with a copy to the Borrower) and the other Lenders that the circumstances causing such adjustment no longer exist. The Lenders giving a notice under this subclause (C) shall, promptly after giving such notice, provide the Borrower (with a copy to the Administrative Agent) with an explanation, in reasonable detail, as to the circumstances causing such suspension.

(D)           Anything in subsection (i) above to the contrary notwithstanding, the Borrower may not select Advances for any Term Loan Borrowing if the aggregate amount of such Term Loan Borrowing is less than the Borrowing Minimum.

(iii)               Each Notice of Borrowing (subject to (ii)(A) and (ii)(C) above) shall be irrevocable and binding on the Borrower giving such notice.  In the case of any Notice of Borrowing, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Term Loan Borrowing the applicable conditions set forth in Article III, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Term Loan Borrowing when such Advance, as a result of such failure, is not made on such date.  Each Lender claiming indemnity for any such loss, cost or expense under this clause (iii) shall provide, at the time of making such claim, the Borrower (with a copy to the Administrative Agent) with reasonable details, including the basis for the calculation thereof, of such loss, cost or expense, provided that, in the absence of manifest error, the amount of such claims so notified shall be conclusive and binding upon the Borrower.

(iv)              Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Term Loan Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Term Loan Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Term Loan Borrowing in accordance with subsection (i) of this Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each date from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the Eurodollar Rate for a one-month Interest Period plus 1.00% and (ii) in the case of such Lender, the Federal Funds Rate.  If the Borrower shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Term Loan Borrowing for purposes of this Agreement.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)                [Reserved].

Section 2.03        Fees.

(a)                 [Reserved].

(b)                [Reserved].

(c)                 Administrative Agent’s Fees.  The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent.

(d)                Ticking Fee. Subject to Section 2.19(a)(iii)(A), the Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a ticking fee (the “Ticking Fee”) accruing from and after the Effective Date and until the earlier of (i) termination or expiration of the Initial Term Loan Commitments and (ii) the Closing Date at a rate equal to 0.05% per annum on the outstanding Initial Term Loan Commitments of such Lender as of each day during such period, which Ticking Fee shall be earned as it accrues and will be due and payable on the earlier of (x) termination or expiration of the Initial Term Loan Commitments and (y) the Closing Date.

Section 2.04        Reduction, Increase and Extension of the Commitments/Substitution of Lenders.

(a)                 Voluntary Commitment Reductions.  The Borrower shall have the right, upon at least two Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the Commitments of the Lenders, provided that (i) each partial reduction shall be in the aggregate amount of US$10,000,000 or an integral multiple of US$1,000,000 in excess thereof and (ii) any notice of termination may state that such notice is conditioned upon the effectiveness of other credit facilities, the incurrence of other Indebtedness or the issuance of equity interests of the Borrower or any of its Subsidiaries, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent) if such condition is not satisfied.

(b)               Extension of Termination Date.  Not later than the date 45 days prior to the applicable Termination Date then in effect, the Borrower may deliver to the Administrative Agent a notice requesting that the Term Loans be extended to such date as the Borrower may specify in such notice (the “Extended Termination Date”), and the Administrative Agent shall promptly forward such notice to the Lenders.  Within 10 days after its receipt of any such notice, each Lender shall notify the Administrative Agent of its willingness or unwillingness so to extend all of its Term Loans.  Any Lender which shall fail so to notify the Administrative Agent within such period shall be deemed to have declined to extend its Term Loans.  In the event that Lenders having Term Loans equal to 35% or more of the aggregate Term Loans outstanding at such time shall be willing to extend their respective Term Loans, the Administrative Agent shall so notify the Borrower and each Lender and the applicableTermination Date for each consenting Lender shall without further action be extended to the Extended Termination Date.  In the event that any Lender shall be unwilling to extend its Term Loans, the Term Loans of such Lender will not be extended and the applicable Termination Date as to that Lender shall remain unchanged. The scheduled amortization payments of principal of any extended Term Loans occurring after the original applicable Termination Date shall be determined by the Term Loan Lenders that have agreed to such extension and the Borrower.  The Borrower may replace any Lender that has not agreed to extend its Term Loans (a “Non-Extending Lender”) with an Assuming Lender pursuant to Section 2.04(c).  Notwithstanding the terms of Section 10.01, the Borrower and the Administrative Agent shall be entitled (with the consent of the extending Lenders, but without the consent of any other Lenders) to enter into any amendments to this Agreement that the Administrative Agent and the Borrower believe are necessary to appropriately reflect any extension pursuant to this Section 2.04(b).

(c)                Optional Termination and Substitution of Non-Extending Lenders.  The Borrower may, upon not less than two Business Days prior notice to a Non-Extending Lender or Non-Extending Lenders arrange in respect of any such Non-Extending Lender or Lenders for one or more banks or other financial institutions (“Assuming Lender or Lenders”), which may include one or more of the Lenders, but no Lender shall have any obligation, to assume in whole the Term Loans of such Non-Extending Lender (any such Lender whose Term Loans are assumed pursuant to this Section 2.04(c), a “Terminated Lender”), provided that no such assumption shall be made unless, at such time, no event has occurred and is continuing which constitutes an Event of Default.  With respect to any Term Loans of the Terminated Lender, such assumption shall be effective on the last day of the then current Interest Period relating to such Term Loans.  Such assumption shall be effective on the date specified above, as the case may be, provided, however, that each Assuming Lender shall have delivered to the other Lenders, on or prior to such date, an agreement in form and substance satisfactory to the Borrower and the Administrative Agent (an “Assumption Agreement”) in substantially the form of Exhibit D hereto.  The term “Lender” as used in this Agreement immediately following such assumption shall include an Assuming Lender.  Notwithstanding the provisions of this Section 2.04(c), termination or substitution shall not be effective unless the Assuming Lender meets, at the time of substitution, the criteria set forth in this Agreement for an “Eligible Assignee” and shall have received any consents required by Section 9.02 as if such Assuming Lender were acquiring its Advance by assignment in accordance with Section 9.02.

Upon the assumption of a Terminated Lender’s Term Loans under this Section 2.04(c), the Borrower will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Advances owing to such Lender and pay any amounts payable pursuant to the provisions of Section 10.04 and any other amounts payable to such Lender hereunder with respect to the Advances which are assumed; and upon such payments, the obligations of such Lender hereunder shall, by the provisions hereof, be released and discharged, and it shall be deemed to have relinquished its rights under this Agreement (other than any rights under Section 10.06).

Section 2.05        Repayment.  (a)  [Reserved].

(b)                Initial Term Loans.  The Initial Term Loans shall be paid in full, together with accrued interest thereon, on the applicable Termination Date.

Section 2.06       Interest.  The Borrower shall pay interest on the unpaid principal amount of each Term Loan owing by it to each Lender from the date of such Term Loan until such principal amount shall be paid in full, at the following rates per annum:

(a)                [Reserved].

(b)                Eurodollar Rate.  With respect to each Advance, a rate per annum equal at all times during the Interest Period for such Term Loan to the sum of the Eurodollar Rate for such Interest Period, plus the Applicable Margin, payable in arrears on (A) if the Interest Period in respect of such Advance is less than or equal to three months, the last day of such Interest Period, or (B) if the Interest Period in respect of such Advance is greater than three months, the last day of each three-month period (beginning the first day of such Interest Period) occurring during that Interest Period, and also on the last day of such Interest Period; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2.00% per annum above the Eurodollar Rate for a one-month Interest Period in effect from time to time plus the Applicable Margin.

Section 2.07       Additional Interest on Advances.  The Borrower shall pay to the Administrative Agent for the account of each Lender additional interest on the unpaid principal amount of each Advance of such Lender made to the Borrower, from the date of such Term Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Term Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Term Loan.  Such additional interest shall be determined by such Lender and notified to the Borrower and the Administrative Agent.  Each Lender notifying the Borrower and the Administrative Agent of such additional interest shall provide the Borrower (with a copy to the Administrative Agent), at the time of such notification, with reasonable details, including the basis for the calculation thereof, of such additional interest, provided that, in the absence of manifest error, the amount of such additional interest so notified shall be conclusive and binding upon the Borrower.

Section 2.08        Interest Rate Determination.  (a)  If the Eurodollar Rate cannot be determined by reference to the Reuters Screen LIBOR01 Page or any successor page (as provided in the definition of “Eurodollar Rate”) or by reference to an Interpolated Rate, each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate.  Subject to Section 2.02(a)(ii)(B), if any of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Bank.

(b)                The Administrative Agent shall give prompt notice to the Borrower and the applicable Lenders of the applicable interest rate determined by the Administrative Agent for purposes of

Section 2.06(a) or (b), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate.

Section 2.09        Prepayments.  (a)  The Borrower shall have the right to prepay any principal amount of any Term Loans upon at least two Business Days’ notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall prepay the outstanding principal amounts of the Term Loans comprising part of the same Term Loan Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and (ii) in the event of any such prepayment of an Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 10.04(b).

(b)                Each prepayment made pursuant to this Section 2.09 shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid.

Section 2.10        Increased Costs.

(a)                 Increased Costs Generally.  If any Change in Law shall:

(i)                 subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirements reflected in the Eurodollar Rate Reserve Percentage); or

(iii)               impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, the Borrower shall promptly pay to any such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)               Certificates for Reimbursement.  A certificate of a Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                Delay in Requests.  Failure or delay on the part of any Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.11       Payments and Computations.  (a)  The Borrower shall make each payment required to be made by it hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (New York City time) on the day when due to the Administrative Agent for the account of the applicable Lender, in the Administrative Agent’s Account, in US Dollars in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Sections 2.07, 2.10, 2.14 or 10.04(b)) to the Lenders entitled thereto for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.02, from and after the effective date specified in each Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)                All computations of fees (other than the Ticking Fee) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of (i) interest with respect to the Term Loans based on the Eurodollar Rate, (ii) the Ticking Fee and (iii) interest pursuant to Section 2.07 shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fee or commission is payable.  Each determination by the Administrative Agent (or, in the case of Section 2.07, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)                 Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)                Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.12        Evidence of Indebtedness.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Term Loans.  The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Term Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note, payable to such Lender and its registered assigns, which Note shall be in a principal amount up to the outstanding Term Loan of such Lender.

(b)                The Register maintained by the Administrative Agent pursuant to Section 9.02 shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder and the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c)                 Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.13        Sharing of Payments, Etc.  If any Term Loan Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Term Loans owing by the Borrower to it (other than pursuant to Sections 2.04(b), 2.04(c), 2.07, 2.10, 2.14 or 2.17(b)) in excess of its ratable share of payments on account of the Term Loans made to the Borrower obtained by all the Lenders, such Lender shall notify the Administrative Agent of such fact and forthwith purchase (for cash at face value) from the other Lenders such participations in the Term Loans made to the Borrower owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that (i) if all or any portion of such excess payment is thereafter recovered from such purchasing Term Loan Lender, such purchase from each Term Loan Lender shall be rescinded and such Term Loan Lender shall repay to the purchasing Term Loan Lender the purchase price to the extent of such recovery together with an amount equal to such Term Loan Lender’s ratable share (according to the proportion of (A) the amount of such

Term Loan Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Term Loan Lender in respect of the total amount so recovered and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Term Loan Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any of its Subsidiaries (as to which the provisions of this paragraph shall apply).  The Borrower agrees that any Term Loan Lender so purchasing a participation from another Term Loan Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment, set-off and counterclaim with respect to such participation as fully as if such Term Loan Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.14        Taxes.

(a)                 [Reserved].

(b)                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)                 Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.03 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                  Evidence of Payments.  Within 30 days after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.14, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                 Status of Lenders.

(i)                  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                 Without limiting the generality of the foregoing:

(A)          Any Lender that is a US Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed originals of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)                Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                 Survival.  Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.15       Interest Elections.  (a)  Each Term Loan Borrowing shall be comprised of Advances bearing interest as provided in Section 2.06(b), with each such Term Loan Borrowing having an initial Interest Period as specified in the applicable Notice of Borrowing.  Thereafter, the Borrower may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different Interest Periods with respect to different portions of the affected Term Loan Borrowing, in which case each such Term Loan Borrowing shall be allocated ratably among the Lenders having made the Advances comprising such Term Loan Borrowing, and the Advances comprising each such portion shall be considered a separate Term Loan Borrowing.

(b)                To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Notice of Borrowing would be required under Section 2.02 if the Borrower were requesting a Term Loan Borrowing to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)                 Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                  the Term Loan Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Term Loan Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Term Loan Borrowing);

(ii)                 the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)               [reserved]; and

(iv)               the Interest Period for each such Advance.

If any such Interest Election Request does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Loan Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Term Loan Borrowing is repaid as provided herein, at the end of such Interest Period such Term Loan Borrowing shall be continued with a one-month Interest Period.

(e)                 If, after the occurrence and during the continuance of any Event of Default, the Majority Lenders so direct, each Advance shall be made, or continued, as an Advance with an Interest Period of no more than one month.

Section 2.16        [Reserved].

Section 2.17        Mitigation Obligations; Replacement of Lenders.

(a)                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                Replacement of Lenders.  If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, and, in each case, such Lender has not designated a different lending office in accordance with Section 2.17(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.02), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that:

(i)                  the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.02;

(ii)                such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.02(a)(iii)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)               in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)               such assignment does not conflict with applicable law; and

(v)                in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this Section 2.17(b) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

Section 2.18        [Reserved].

Section 2.19        Defaulting Lenders.

(a)                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                  Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Facility Lenders, Majority Lenders and Section 10.01.

(ii)                 Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)               Certain Fees.

(A)           No Defaulting Lender shall be entitled to receive any ticking fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)            [Reserved].

(C)           With respect to any ticking fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall not be required to pay the amount of such fee.

(b)                Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

 CONDITIONS OF LENDING

Section 3.01       Condition Precedent to the Effectiveness of Sections 2.01 and 2.02.  The effectiveness of Sections 2.01 and 2.02 is subject to the satisfaction of the following additional conditions precedent:

(a)                 The Spinco Closing Date, and the funding of the Spinco Loans, shall have occurred.

(b)                The Borrower shall have paid all accrued and previously invoiced (at least two Business Days prior to the Closing Date) fees required pursuant to the Fee Letter or this Agreement and all reasonable out-of-pocket expenses of the Administrative Agent (including the accrued and previously invoiced (at least two Business Days prior to the Closing Date) fees and expenses of counsel to the Administrative Agent) required to be paid hereunder.

(c)                 The Refinancing shall have occurred (or shall, concurrently with the initial funding hereunder, occur).

(d)                The Internal Separation and the Merger shall have been consummated, or will be consummated substantially concurrently with the initial funding hereunder, in accordance with the Separation Agreement and the Merger Agreement and no amendments, consents or waivers to or of the Separation Documentation or the Merger Documentation, in each case as in effect as of March 26, 2015, that are materially adverse to the Lenders or the Arranger shall have been made without the consent of the Arranger (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that the deemed waiver of the condition set forth in Section 8.03(d) of the Merger Agreement in accordance with Section 7.08(e) of the Merger Agreement shall not be materially adverse to the Lenders or the Arranger).

(e)                The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects (or, in the case of the Specified Representations, in all respects if qualified by materiality).

(f)                  Since December 31, 2014, there shall not have occurred any Spinco Material Adverse Effect (as defined in the Merger Agreement).

(g)                The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for each subsequent fiscal quarter (other than any fourth fiscal quarter) ended at least 45 days before the Closing Date (and comparable periods for the prior fiscal year); provided that the filing of the required financial statements on Form 10-K and Form 10-Q within such time periods by the Borrower will satisfy the requirements of this Section 3.01(g). The Administrative Agent hereby acknowledges that, as of the date hereof, it has received financial statements in respect of the foregoing clause (i) for the fiscal years 2012, 2013 and 2014.

(h)                The Administrative Agent shall have received (i) audited combined balance sheets and related statements of income, stockholders’ equity and cash flows of the Business for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (ii) unaudited combined balance sheets and related statements of income, stockholders’ equity and cash flows of the Business for either (x) each subsequent fiscal quarter (other than any fourth fiscal quarter) ended at least 45 days before the Closing Date (and comparable periods for the prior fiscal year) or (y) the portion of any subsequent fiscal year commencing on the first day of such fiscal year and ending on the last day of the most recently ended fiscal quarter for such fiscal year (other than any fourth fiscal quarter) that ends at least 45 days before the Closing Date (and a comparable period for the prior fiscal year). The Administrative Agent hereby acknowledges that, as of the date hereof, it has received financial statements in respect of the foregoing clause (i) for the fiscal years 2012, 2013 and 2014 and in respect of the foregoing clause (ii) for the fiscal quarter ended on March 31, 2015.

(i)                  The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements were delivered under Section 3.01(g) (the “Pro Forma Financial Statements”), prepared after giving effect to the Transactions and the other transactions contemplated hereby to be consummated on the Closing Date as if the Transactions and such other transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(j)                  The Administrative Agent shall have received an Officer’s Certificate (x)(i) certifying that the resolutions of the Board of Directors (or an authorized committee thereof) of the Borrower approving the Loan Documents have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect or (ii) if such resolutions have been amended or modified, attaching such amended or modified resolutions and (y) attaching a short form good standing certificate for the Borrower from its jurisdiction of organization;

(k)                The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in substantially the form of Exhibit F hereto confirming the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby to be consummated on the Closing Date.

(l)                  The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act, in each case requested in writing by the Lenders (through the Administrative Agent) at least 10 Business Days prior to the Closing Date.

(m)              The Administrative Agent shall have received copies of any IRS letter ruling and the legal opinion delivered to TDCC, Spinco and/or the Borrower (in each case, to the extent received by the Borrower) regarding the tax-free nature of certain components of the Transactions (provided that the Administrative Agent and the Lenders shall not be required to be addressees or beneficiaries of the legal opinion).

Section 3.02        [Reserved].

Section 3.03        [Reserved].

Section 3.04       Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01 or 3.05, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date or the effective date of Sections 2.01 and 2.02, specifying its objection thereto.  The Administrative Agent shall promptly notify the Lenders of the occurrence of the Effective Date and of the effective date of Sections 2.01 and 2.02.

Section 3.05       Conditions Precedent to Effectiveness.  The effectiveness of this Agreement (other than Sections 2.01 and 2.02) is subject to the execution and delivery of counterparts of this Agreement by the Borrower, the Administrative Agent and the Lenders and the receipt by the Administrative Agent of the following, each dated the Effective Date, in form and substance satisfactory to the Administrative Agent:

(a)                 an Officer’s Certificate attaching (x) copies of the resolutions of the Board of Directors (or an authorized committee thereof) of the Borrower approving the Loan Documents, (y) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents and (z) a long form good standing certificate for the Borrower from its jurisdiction of organization;

(b)                an Officer’s Certificate certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents and the other documents to be delivered hereunder;

(c)                a favorable opinion of a senior counsel of the Borrower, in form and substance reasonably acceptable to the Administrative Agent; and

(d)                a favorable opinion of a special New York counsel of the Borrower, in form and substance reasonably acceptable to the Administrative Agent.

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES

Section 4.01        Representations and Warranties of the Borrower.  As of each date provided for in Article III, the Borrower represents and warrants as follows:

(a)                Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation indicated at the beginning of this Agreement, has all requisite corporate power and authority to conduct its business, to own its properties and assets as it is now conducted and as proposed to be conducted and is qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the conduct of its business requires it to so qualify or be licensed except where the failure to do so, individually or in the aggregate, could not reasonably be expected to materially and adversely affect the ability of such Loan Party to perform its obligations under any Loan Document.

(b)                The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, including the Borrower’s use of the proceeds hereof, are (i) within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and (ii) do not (x) contravene such Loan Party’s charter, articles or by-laws or (y) contravene law (including Regulations T, U and X issued by the Board of Governors of the Federal Reserve Board) or any material contractual restriction binding on or affecting such Loan Party or (z) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or any of its Subsidiaries.

(c)                No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the consummation of the Acquisition or due execution, delivery and performance by the Loan Parties of any Loan Documents, except (i) for authorization, approvals, notices or filings that have been obtained or made and are in full force and effect or (ii) where the failure to obtain such authorization or approval or give such notice or make such filing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

(d)                This Agreement is, and each of other Loan Documents to which it is a party, when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with their respective terms.

(e)                (i)  The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2014, and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at such date and the consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP.  Each consolidated balance sheet of the Borrower and its Subsidiaries delivered pursuant to Section 3.01(g)(ii), and the related consolidated statements of income, stockholders’ and cash flows of the Borrower and its Subsidiaries, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at the date applicable thereto and the consolidated results of the operations of the Borrower and its Subsidiaries for the period applicable thereto, all in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(ii)                 The consolidated balance sheet of DCP as at December 31, 2014, and the related consolidated statements of income, stockholders’ equity and cash flows of DCP for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, fairly present the consolidated financial condition of DCP as at such date and the consolidated results of the operations of DCP for the period ended on such date, all in accordance with GAAP.  Each consolidated balance sheet of the Business delivered pursuant to Section 3.01(h)(ii), and the related consolidated statements of income, stockholders’ equity and cash flows of the Business, fairly present the consolidated financial condition of the Business as at the date applicable thereto and the consolidated results of the operations of the Business for the period applicable thereto, all in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(iii)               The Pro Forma Financial Statements have been prepared giving effect to the Transaction and the other transactions contemplated hereby to be consummated on the Closing Date as if the Transactions and such other transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of the income statements). The Pro Forma Financial Statements have been prepared in good faith and upon assumptions that are believed by the Borrower to be reasonable at the time made.

(iv)              Except as publicly disclosed prior to the Effective Date, since December 31, 2014, there has been no material adverse change in the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole.

(f)                 There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened, against the Borrower or any Subsidiary the reasonably anticipated outcome of which (i) would materially and adversely affect the ability of any Loan Party to perform its obligations under the Loan Documents or (ii) purport to affect the legality, validity or enforceability of any Loan Document.

(g)                The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, except in compliance with Regulations T, U and X issued by the Board of Governors of the Federal Reserve Board.

(h)                Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

(i)                  The Borrower and each Subsidiary have filed all material Tax returns (federal, state, provincial and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof.

(j)                  In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the operations and properties of the Borrower, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any liabilities in connection with off-site disposal of Hazardous Substances and any capital or operating expenditures) required to achieve or maintain compliance with Environmental Laws.  On the basis of this review, the Borrower has reasonably concluded that, except with respect to any matter disclosed in Items 1 or 3 in the Borrower’s 2014 Form 10-K or in the Commitments and Contingencies Note to the consolidated financial statements incorporated therein, such associated liabilities and costs are unlikely to cause a material adverse change in the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, from that shown on the consolidated financial statements as at, and for the fiscal year ended, December 31, 2014, provided that the inclusion of such exception does not indicate that any such matter will cause such a material adverse change.

(k)                 (i) Neither the Borrower nor any Subsidiary nor, to the knowledge of the Borrower, any director, officer, employee, agent, or Affiliate of the Borrower or any of its Subsidiaries, (x) is currently the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced by the U.S. government (including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (y) is located, operating, organized or residing in any country or territory that is the subject or target of Sanctions (as of the Effective Date, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria) (any such country or territory, a “Designated Jurisdiction”) or (z) is owned or controlled by any Person or Persons that is described in the foregoing clauses (x) or (y).

(ii)                 No borrowing under this Agreement, nor the proceeds from any borrowing under this Agreement, will be used by the Borrower directly or, to the knowledge of the Borrower, indirectly, to lend, contribute, provide or will otherwise be made available (x) to fund any activity or business in any Designated Jurisdiction, (y) to the knowledge of the Borrower, to fund any activity or business of any Person who is the subject of any Sanctions or (z) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(l)                  The Borrower and its Subsidiaries are in compliance, in all material respects, with (a) all of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto and (b) the Act.

(m)               Neither the Borrower nor any Subsidiary will use the proceeds from any borrowing under this Agreement (i) to make an unlawful offer, promise or payment to a foreign public official or (ii) in any manner that would cause the Borrower or any Subsidiary to violate the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq. in all material respects.

(n)                After giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Advances and the use of proceeds of such Advances on the Closing Date), the Borrower and its Subsidiaries on a consolidated basis are Solvent.

ARTICLE V

 COVENANTS OF THE BORROWER

Section 5.01       Affirmative Covenants.  From and after the Closing Date, so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

(a)                Compliance with Laws, Etc.  Comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders (such compliance to include paying before the same become delinquent all Taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith) the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

(b)                Consolidated Leverage Ratio.  Maintain a Consolidated Leverage Ratio as of the last day of (i) each of the first six Reference Periods ending after the Closing Date (commencing with the Reference Period that includes the first full fiscal quarter ending after the Closing Date) of not more than 4.50:1.0, (ii) the next two following Reference Periods of not more than 4.25:1.0, (iii) the next two following Reference Periods of not more than 4:00:1.0 and (iv) each Reference Period thereafter of not more than 3.75:1.00.

(c)                Consolidated Interest Coverage Ratio.  Maintain a Consolidated Interest Coverage Ratio for each Reference Period (commencing with the Reference Period that includes the first full fiscal quarter ending after the Closing Date) of not less than 3.50:1.0; provided that for purposes of the foregoing calculation, Consolidated Interest Expense for the Reference Period ended (i) as of the last day of the first full fiscal quarter ending after the Closing Date shall be Consolidated Interest Expense for such first full fiscal quarter ending after the Closing Date multiplied by four, (ii) as of the last day of the second full fiscal quarter ending after the Closing Date shall be Consolidated Interest Expense for the first two full fiscal quarters ending after the Closing Date multiplied by two and (iii) as of the last day of the third full fiscal quarter ending after the Closing Date shall be Consolidated Interest Expense for the first three full fiscal quarters ending after the Closing Date multiplied by 4/3.

(d)                Preservation of Corporate Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, and the rights (charter and statutory) and franchises material to the business of the Borrower and its Subsidiaries, taken as a whole; provided, however, that (i) the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c), (ii) neither the Borrower nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders and (iii) no Subsidiary shall be required to preserve its corporate existence if the Borrower has determined to liquidate or dissolve such Subsidiary and such liquidation or dissolution will not violate any other provision of this Agreement.
(e)                Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in a manner which will permit the preparation of consolidated financial statements in accordance with GAAP.

(f)                 Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted.

(g)               Insurance.  Maintain, and cause each Subsidiary to maintain, insurance with reputable insurance companies or associations in such amount and covering such risks as the Borrower, in its good faith business judgment, believes necessary.

(h)                 ERISA.  Ensure that the Borrower and each ERISA Affiliate will meet its minimum funding requirements and all of its other obligations under ERISA with respect to all of its Plans and satisfy all of its obligations to Multiemployer Plans, including any Withdrawal Liability, except, in each case, where the failure to do so would not have a material adverse effect on the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole.

(i)                   Reporting Requirements.  Furnish to each Lender:

(i)                  as soon as available and in any event within 60 days after the end of each of the first three quarters of each year, balance sheets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of such quarter and statements of income and retained earnings and cash flow of the Borrower and the Subsidiaries, on a consolidated basis, for the period commencing at the end of the previous year and ending with the end of such quarter, certified by the chief financial officer of the Borrower, subject to audit and year-end adjustments;

(ii)                 as soon as available and in any event within 120 days after the end of each year, a copy of the balance sheets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of such year and the statements of income and retained earnings and cash flow of the Borrower and the Subsidiaries, on a consolidated basis, for such year, certified by Deloitte & Touche LLP, KPMG LLP or another independent nationally recognized firm of public accountants;

(iii)               as soon as possible and in any event within 10 days after an officer of the Borrower becomes aware of the occurrence of each Event of Default (and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default), an Officer’s Certificate setting forth details of such Event of Default or event and the action which the Borrower has taken and proposes to take with respect thereto;

(iv)              contemporaneously with each delivery of the statements referred to in clauses (i) and (ii) above, (A) either an Officer’s Certificate stating that no Event of Default (other than by reason of non-compliance with the covenants referred to in Sections 5.01(b) and (c)) and no event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default (other than by reason of non-compliance with the covenants referred to in Sections 5.01(b) and (c)) occurred during such quarter or, if applicable, an Officer’s Certificate pursuant to clause (iii) above, (B) an Officer’s Certificate stating that, as of the last day of the preceding quarter, and to the best of his or her knowledge, at all times during the preceding quarter, the Borrower was in compliance with the covenants referred to in Sections 5.01(b) and (c) and providing reasonable details of the calculations evidencing the Borrower’s compliance with such covenants and (C) reasonable details of each material change in GAAP from those applied in preparing the statements referred to in Section 4.01(e)(i) insofar as such changes are applicable to the statements referred to in clauses (i) and (ii) above;

(v)                promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its shareholders, and copies of all reports and registration statements which the Borrower or any Subsidiary files with the SEC or any national securities exchange (other than those pertaining to employee benefit plans); and

(vi)              such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as any Lender through the Administrative Agent may from time to time reasonably request.

Reports and financial statements required to be delivered by the Borrower pursuant to paragraphs (i), (ii) and (v) of this Section 5.01(i) shall be deemed to have been delivered on the date on which such reports containing such financial statements are posted on the SEC’s website at www.sec.gov; provided that the Borrower shall deliver paper copies of the reports and financial statements referred to in paragraphs (i), (ii) and (v) of this Section 5.01(i) to the Administrative Agent or any Lender who requests it to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.

(j)                   Use of Proceeds.  Ensure that the proceeds of the Term Loans are used solely to consummate the Refinancing, to pay costs and expenses in connection with the Transactions and for general corporate purposes.

(k)                 Guarantors. (i) Substantially simultaneously with the Closing Date, the Borrower shall cause Spinco to execute and deliver a Guaranty Joinder and satisfy the conditions precedent thereof.

(ii)                Substantially simultaneously with any Domestic Subsidiary of the Borrower Guaranteeing the obligations of the Borrower under the Pro Rata Facilities Credit Agreement, the Borrower shall cause such Domestic Subsidiary to execute and deliver a Guaranty Joinder and satisfy the conditions precedent thereof.

Section 5.02        Negative Covenants.  From and after the Closing Date, so long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority Lenders:

(a)                 Liens.  Create, assume or suffer to exist or permit any Subsidiary of the Borrower to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:

(i)                   Permitted Encumbrances;

(ii)                other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred to secure Indebtedness, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(iii)               Liens on property or assets of (w) a Domestic Subsidiary (other than a Guarantor) to secure obligations of such Subsidiary to the Borrower or another Domestic Subsidiary, (x) a Guarantor to secure obligations of such Guarantor to the Borrower or another Guarantor and (y) a Foreign Subsidiary to secure obligations of such Subsidiary to the Borrower or any other Subsidiary;

(iv)               any Lien on property of any Foreign Subsidiary to secure Indebtedness of such Subsidiary, provided that, immediately after giving effect thereto and to the concurrent repayment of any other Indebtedness, the aggregate principal amount of outstanding Indebtedness secured by Liens permitted by this clause (iv) or by clause (vi) or (ix) of this Section does not exceed 10% of Consolidated Net Tangible Assets;

(v)                 Liens incurred in connection with any Tax-Exempt Financing which do not in the aggregate materially detract from the value of the property or assets affected thereby or materially impair the use of such property or assets in the operation of its business;

(vi)               Liens on property or assets granted in connection with applications for or reimbursement obligations with respect to letters of credit issued at the request of the Borrower or a Subsidiary by a banking institution to secure the performance of obligations of the Borrower or a Subsidiary relating to such letters of credit, to the extent such banking institution requested the granting to it of such Lien as a condition for its issuance of the letter of credit; provided that, immediately after giving effect thereto and to the concurrent repayment of any other Indebtedness, the aggregate principal amount of outstanding Indebtedness secured by Liens permitted by this clause (vi) or by clause (iv) or (ix) of this Section does not exceed 10% of Consolidated Net Tangible Assets;

(vii)             any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(viii)            Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (A) with respect to Liens securing Indebtedness of any Domestic Subsidiary, such Liens secure Indebtedness permitted by clauses (iii) or (iv) of Section 5.02(b), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(ix)                Liens on assets securing other obligations of the Borrower and its Subsidiaries not expressly permitted by clauses (i) through (viii) above; provided that, immediately after giving effect thereto and to the concurrent repayment of any other secured obligations, the aggregate principal amount of outstanding obligations secured by Liens permitted by this clause (ix) or by clause (iv) or (vi) of this Section does not exceed 10% of Consolidated Net Tangible Assets;

(x)                 Liens on Margin Stock, if and to the extent the value of all Margin Stock of the Borrower and its Subsidiaries exceeds 25% of the value of the total assets subject to this Section 5.02(a) (it being understood that Margin Stock not in excess of 25% of the value of such assets will be subject to the restrictions of this Section 5.02(a));

(xi)                [reserved];

(xii)              Liens on the assets of any Subsidiary incurred during the period after the Effective Date and prior to the Closing Date; provided that (A) such Liens were incurred in the ordinary course of business, (B) such Liens were not incurred in contemplation of the Merger and (C) the aggregate principal amount of outstanding obligations secured by Liens permitted by this clause (xii) does not exceed $10,000,000; and

(xiii)             Liens on Receivables Related Assets of a Receivables Subsidiary pursuant to a Permitted Receivables Facility.

(b)                Domestic Subsidiary Indebtedness.  Permit any Domestic Subsidiary (other than any Guarantor) to create, incur, assume or permit to exist any Indebtedness, except:

(i)                   Indebtedness of any Domestic Subsidiary to the Borrower or any other Domestic Subsidiary;

(ii)                 Indebtedness of any Domestic Subsidiary outstanding on the Effective Date (other than (x) Indebtedness outstanding under the Existing Credit Agreement and (y) Indebtedness outstanding under the JV Credit Agreement);

(iii)               Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement;

(iv)               Indebtedness of any Person that becomes a Domestic Subsidiary after the Effective Date (other than (x) Indebtedness outstanding under the Existing Credit Agreement and (y) Indebtedness outstanding under the JV Credit Agreement); provided that such Indebtedness exists at the time such Person becomes a Domestic Subsidiary and is not created in contemplation of or in connection with such Person becoming a Domestic Subsidiary;

(v)                 [reserved];

(vi)               Indebtedness of any Receivables Subsidiaries in respect of any Permitted Receivables Facilities in an aggregate principal amount not exceeding US$500,000,000 at any time outstanding; and

(vii)             other Indebtedness in an aggregate principal amount not exceeding US$40,000,000 at any time outstanding.

(c)                 Mergers, Etc.  (i) Merge or consolidate with or into any other Person (other than a Subsidiary) or (ii) convey, transfer, lease or otherwise dispose of, or permit a Subsidiary to convey, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of related transactions), all or substantially all of the property or assets of the Borrower and its Subsidiaries taken as a whole (whether now owned or hereafter acquired), directly or indirectly, to any Person, including through a merger or consolidation of a Subsidiary with an unaffiliated party, unless (A) in each case of (i) or (ii), after giving effect to such proposed transaction, no Event of Default or event which with the giving of notice or lapse of time, or both, would constitute an Event of Default would exist and (B) in the case of clause (i), the surviving corporation is the Borrower, provided that to the extent that the value of all Margin Stock owned by the Borrower and its Subsidiaries taken as a whole exceeds 25% of the value of the total assets of the Borrower and its Subsidiaries subject to this Section 5.02(c), nothing in this Section 5.02(c) shall prohibit the sale of such Margin Stock (it being understood that Margin Stock not in excess of 25% of the value of such assets will be subject to the restrictions of this Section 5.02(c)).

(d)                Change in Nature of Business.  Engage, or permit any of its Subsidiaries to engage, to any material extent, in any business other than the businesses of the type conducted by the Borrower and its Subsidiaries on the Effective Date (assuming the Transactions were consummated on the Effective Date) and businesses reasonably related thereto.

(e)                ERISA.  Create, assume or suffer to exist or permit any ERISA Affiliate to create, assume or suffer to exist (i) any Insufficiency of any Plan with respect to which an ERISA Event has occurred (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (v) of the definition of ERISA Event shall have occurred and then exist, the liability of the Borrower and the ERISA Affiliates related thereto), or (ii) any Withdrawal Liability under any Multiemployer Plan, in each case, if the sum of (A) any such Insufficiency or Withdrawal Liability, as applicable, (B) the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or, in the case of a Plan with respect to which an ERISA Event described in clauses (iii) through (v) of the definition of ERISA Event shall have occurred and then exist, the liability of the Borrower and the ERISA Affiliates related thereto), (C) amounts then required to be paid to any and all other Multiemployer Plans by the Borrower or the ERISA Affiliates as Withdrawal Liability and (D) the aggregate principal amount of all Indebtedness of the Borrower and all the Subsidiaries secured by Liens permitted by clauses (iv), (vi), (vii), (viii) and (ix) of Section 5.02(a), shall exceed 10% of Consolidated Net Tangible Assets.

(f)                  Use of Proceeds.  Request any Advance, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Designated Jurisdiction, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VI

 EVENTS OF DEFAULT

Section 6.01        Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing after the Closing Date:

(a)                The Borrower shall fail to pay (i) any principal of any Advance made to the Borrower when the same becomes due and payable or (ii) any interest on any Advance made to the Borrower or any fees or other amounts payable under this Agreement within five days of the same becoming due and payable; or

(b)                Any representation or warranty made by any Loan Party herein or by any Loan Party (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)                Any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(b), (c) or (i)(iii) or Section 5.02, or (ii) any term, covenant or agreement contained in any Loan Document (other than as referred to in subsection (a) or clause (i) above) on its part to be performed or observed if, in the case of this clause (ii), such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)                The Borrower or any Subsidiary shall fail to pay any installment of principal of or any premium or interest on any Indebtedness, which is outstanding in a principal amount of at least US$50,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, or any Indebtedness of the Borrower or any Subsidiary which is outstanding in an aggregate principal amount of at least US$50,000,000 shall, for any reason, be accelerated (it being understood that a mandatory prepayment on the sale of any asset shall be deemed not to be an acceleration of the Indebtedness secured by such asset); or

(e)                Any Loan Party or any Significant Subsidiary or any two or more Subsidiaries which (when taken together) would have aggregate total assets constituting those of a Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Loan Party or any such Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, and, in the case of any such proceeding instituted against a Loan Party or such Subsidiary (but not instituted by it), either such proceeding shall not be dismissed or stayed for 60 days or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a trustee, custodian or other similar official for it or any substantial part of its property) shall occur; or a Loan Party or any such Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)                  Any judgment or order for the payment of money in excess of US$50,000,000 shall be rendered against the Borrower or any Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and, within 60 days of the commencement of such proceedings, such judgment shall not have been satisfied or (subject to clause (ii) below) shall have been stayed or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)                The Borrower or any of its ERISA Affiliates shall incur liability in excess of US$50,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event with respect to a Plan; (ii) the partial or complete withdrawal of the Borrower or any of its

ERISA Affiliates from a Multiemployer Plan; or (iii) the insolvency or termination of a Multiemployer Plan; or

(h)                Article VII hereof shall for any reason cease to be valid and binding on or enforceable against any Guarantor, or any Loan Party shall so state in writing;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent of the Majority Lenders, by notice to the Borrower declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent of the Majority Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an Event of Default resulting from the actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 6.02        [Reserved].

Section 6.03        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the applicable Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other obligations in respect of this Agreement and the Notes that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03, 10.04 and 10.06) allowed in such judicial proceeding; and

(b)                to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.03, 10.04 and 10.06.

ARTICLE VII

 GUARANTY

Section 7.01        Guaranty.  Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of the Borrower now or hereafter existing under or in respect of this Agreement and the Notes (including any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”).  Each Guarantor agrees that its Guaranty constitutes a guarantee of payment and not merely of collection. Without limiting the generality of the foregoing, the liability of each Guarantor shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Administrative Agent or any Lender under or in respect of this Agreement and the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

Section 7.02       Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto.  The obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of the Borrower under or in respect of this Agreement and the Notes, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)                 any lack of validity or enforceability of this Agreement, any Note or any agreement or instrument relating thereto;

(b)                any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of the Borrower under or in respect of this Agreement and the Notes, or any other amendment or waiver of or any consent to departure from this Agreement or any Note, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

(c)                 any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)                any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of the Borrower under this Agreement and the Notes or any other assets of the Borrower or any of its Subsidiaries;

(e)                 any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries;

(f)                 any failure of the Administrative Agent or any Lender to disclose to any Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower now or hereafter known to the Administrative Agent or such Lender (each Guarantor waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information);

(g)                the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)                any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 7.03        Waivers and Acknowledgments.  (a)  Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower, any other guarantor or any other Person or any collateral.

(b)                Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)                 Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against the Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.

(d)                Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Subsidiaries now or hereafter known by the Administrative Agent or such Lender.

(e)            Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Notes and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

Section 7.04        Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against the Borrower, any other Guarantor or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower, any other Guarantor or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, (x) unless and until all of the Guaranteed Obligations shall have been paid in full in cash or (y) unless no Default shall have occurred and be continuing.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and (b) the latest Termination Date, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the Notes, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) any Guarantor shall make payment to the Administrative Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations shall have been paid in full in cash and (iii) the latest Termination Date shall have occurred, the Administrative Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 7.05           Subordination.  Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by any other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05:

(a)                 Prohibited Payments, Etc.  Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any Loan Party), the Guarantors may receive regularly scheduled payments from the other Loan Parties on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any Loan Party), however, unless the Majority Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)                 Prior Payment of Guaranteed Obligations.  In any proceeding under any Debtor Relief Law relating to any Loan Party, each Guarantor agrees that the Administrative Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)                Turn-Over.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Administrative Agent and the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)                Administrative Agent Authorization.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of any applicable Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require any applicable Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

Section 7.06        Continuing Guaranty; Assignments.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and (ii) the latest Termination Date, (b) be binding upon the Guarantors, their respective successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and their successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, the Administrative Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Administrative Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 9.02.  No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders.

ARTICLE VIII

 THE AGENT

Section 8.01        Appointment and Authority.  Each of the Lenders hereby irrevocably appoints SMBC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except to the extent expressly provided in Section 8.07, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any of its Subsidiaries shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.02       Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.03        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.04        Exculpatory Provisions.

(a)                The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)                shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)               The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 6.01 and Section 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

(c)                 The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.05        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under, or based upon, this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.06        Indemnification.  (a)  Each Lender severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), from and against such Lender’s ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.06 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

(b)                For purposes of this Section 8.06, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the aggregate principal amount of the Term Loans (or prior to the Closing Date, Commitments) outstanding at such time and owing to the respective Lenders.  The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.06 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 8.07        Successor Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent, subject, so long as no Event of Default has occurred and is continuing, to the Borrower’s approval, whereupon such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the former Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent shall be discharged from its duties and obligations under this Agreement, other than the obligations provided in Section 10.12, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 8.08        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the syndication agent, arranger or bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 8.09        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.10        Other Agents.  Each Lender hereby acknowledges that no syndication agent, documentation agent or any other Lender designated as any other type of agent (other than administrative agent) on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

ARTICLE IX

 SUCCESSORS, ASSIGNS AND PARTICIPATIONS

Section 9.01        Binding Effect.  This Agreement shall become effective when it shall have been executed by the parties hereto and thereafter shall be binding upon and inure to the benefit of the Loan Parties, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 9.02        Assignments.

(a)                 Each Lender may, upon at least 15 Business Days’ notice to the Borrower and the Administrative Agent, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s), the Advances owing to it and the Note or Notes held by); provided that

(i)                  prior written consent (such consent not to be unreasonably withheld or delayed) of each of the following shall be required:

(x)             the Administrative Agent; provided that no such consent is required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(y)            the Borrower; provided that no such consent is required if an Event of Default under Section 6.01(a) or (e) has occurred or is continuing or for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; provided further that the Borrower shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within 15 Business Days after having received notice thereof;

(ii)                 parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note or Notes subject to such assignment and a processing and recordation fee of US$3,500 payable by the parties to each such assignment;

(iii)               each such assignment shall be only to an Eligible Assignee; and

(iv)              except in the case of an assignment to a Lender or an Affiliate of a Lender, the amount of the Term Loan of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than US$5,000,000, unless otherwise agreed by the Borrower and the Administrative Agent.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.07, 2.10, 2.14, 10.04 and 10.06 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than those provided in Section 10.12) under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)                By executing and delivering an Assignment and Assumption, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender; (vi) such assignee confirms that it is an Eligible Assignee; and (vii) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto.

(c)                 Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Notes subject to such assignment and the fee referred to in clause (a)(ii) above, the Administrative Agent shall (subject to any consents to such assignment required pursuant to the terms of this Agreement), if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d)               The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain, at its address set forth on Schedule 10.02, a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment(s) of, and principal amount (and stated interest) of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, provided, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender (but only to the extent of entries in the Register that are applicable to such Lender) at any reasonable time and from time to time upon reasonable prior notice.

(e)                Any Lender may pledge all or a portion of its Advances to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Revenue Bank.  No such assignment shall release the assigning Lender from its obligations under the Agreement.

Section 9.03        Participations.

(a)                Each Lender may sell (other than to the Borrower, any Subsidiary of the Borrower or any natural Person) participations to one or more banks or other entities (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s), and the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitment(s) to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) such participation is not prohibited by applicable law.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Person acquiring such participation, agree to any amendment, modification or waiver described in clause (a), (b) or (c) of the proviso to Section 10.01 that directly affects such Person. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.02; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.10 and 2.14 as if it were an assignee under Section 9.02 and (ii) shall not be entitled to receive any greater payment under Sections 2.10 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Effective Date that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.05 as though it were a Lender, provided such Participant shall be subject to Section 2.13 as though it were a Lender.

(b)                 Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 9.04       Pledge.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this Section 9.04.

ARTICLE X

 MISCELLANEOUS

Section 10.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall: (a) increase or extend the Commitment(s) of any Lender or subject any Lender to any additional obligations without the written consent of such Lender, (b) reduce the principal of, or interest (other than any default interest) on, any Note, Term Loan, or any fee or other amount payable hereunder without the written consent of each Lender affected thereby, (c) postpone any date fixed for any payment of principal of, or interest on, the Notes, Term Loans, or any fees or other amounts payable hereunder without the written consent of each Lender affected thereby, (d) change the definition of “Majority Lenders” or the number of Lenders or percentage in interests of Lenders which shall be required for the Lenders or any of them to take any action hereunder without the written consent of all the Lenders, (e) (i) release Spinco from its obligations under Article VII without the written consent of all of the Lenders or (ii) release all or substantially all of the Guarantors from their respective obligations under Article VII without the written consent of all of the Lenders or (f) amend this Section 10.01 without the written consent of all the Lenders and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Majority Facility Lenders in respect of the applicable Facility in addition to the Lenders required above to take such action, adversely affect the rights of the Lenders of such Facility in respect of payments in a manner different than such amendment, waiver or consent affects the rights of Lenders of any other Facility in respect of payments and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note.  Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that a Defaulting Lender shall retain its voting rights in respect of matters set forth in clauses (a) and (b) above.

Notwithstanding the foregoing, this Agreement may be amended in form reasonably satisfactory to the Administrative Agent with the written consent of the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all or any portion of the outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan hereunder (“Replacement Term Loans”); provided, that (w) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans plus the reasonable costs, expenses, accrued interest or premiums in connection with such refinancing, replacement or modification, (x) the terms of such Replacement Term Loans (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are no more favorable to the lenders providing such Replacement Term Loans than those applicable to the Replaced Term Loans (other than any covenants or other provisions applicable only to periods after the latest Termination Date in effect immediately prior to the incurrence of such Replacement Term Loans), (y) the maturity date of such Replacement Term Loans shall not be earlier than the maturity date of the Replaced Term Loans and (z) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing.

Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended to include Replacement Term Loans without the consent of any other Lenders, to the extent necessary to (1) reflect the terms of such Replacement Term Loans incurred pursuant to the foregoing clauses (i) or (ii) and (2) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of the immediately preceding paragraph.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Majority Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

Section 10.02      Notices, Effectiveness, Electronic Communication.

(a)                All notices and other communications provided for hereunder shall be either (i) in writing (including telecopy communication) and mailed, telecopied or delivered or (ii) by electronic communication as and to the extent set forth in Section 10.02(b) and in the proviso to this Section 10.02(a), and shall be delivered if to the Borrower, at the Borrower’s address specified on Schedule 10.02; if to any other Lender, at its Domestic Lending Office specified in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender; and if to the Administrative Agent, at its address specified on Schedule 10.02; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii), (iv) and (v) may be delivered to the Administrative Agent as specified in Section 10.02(b) or as otherwise specified to the Borrower by the Administrative Agent.  All such notices and communications shall, when mailed or telecopied, be effective only when received by the relevant party.  Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                Electronic Communications.  Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice,

e-mail or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                 Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth on Schedule 10.02, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s office referred to herein, to which payments due are to be made and at which Advances will be disbursed.

(d)                 Platform.  So long as SMBC or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii), (iv) and (v) may be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at the addresses set forth on Schedule 10.02.  The Borrower agrees that the Administrative Agent may, but is not obligated to, make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks, SyndTrak or a substantially similar electronic system (the “Platform”).  The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Related Parties warrants the accuracy, adequacy or completeness of the Borrower Materials, the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Borrower Materials, the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).  “Borrower Materials” mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Loan Parties pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.03      No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.04      Costs and Expenses; Damage Waiver.

(a)                 The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their respective Affiliates in connection with (x) the structuring, arrangement and syndication of the Commitments (including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent, the Arranger and their respective Affiliates and, if necessary, one local counsel in each appropriate jurisdiction) and (y) the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, whether or not the transactions contemplated hereby or thereby shall be consummated (including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent, the Arranger and their respective Affiliates) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any outside counsel for the Administrative Agent or any Lender), in connection with the enforcement of its rights in connection with this Agreement and the other Loan Documents.

(b)                If any payment of principal of any Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Section 2.09, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason (including as a result of the replacement of such Lender in accordance with Section 2.04(c) or Section 2.17(b)), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.  Each Lender demanding payment of such amount shall provide, at the time of making such demand, the Borrower and the Administrative Agent with reasonable details, including the basis for the calculation thereof, of such increase, provided that, in the absence of manifest error, the amount so notified shall be conclusive and binding upon the Borrower.

(c)                 Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 10.05      Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement and the other Loan Documents whether or not such Lender shall have made any demand under this Agreement or the Note held by such Lender and although such obligations may be unmatured.  Each Lender agrees promptly to notify the applicable Loan Party after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

Section 10.06      Indemnification by Borrower.  The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Arranger, the Lenders and the respective affiliates of the foregoing and each of their respective Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs and reasonable and documented out-of-pocket expenses and disbursements (including reasonable fees and disbursements of one outside counsel for all Indemnified Parties, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Party and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel in multiple jurisdictions) for such affected Indemnified Party) of any kind or nature whatsoever (“Claims”) which may be imposed on, incurred by or asserted against such Indemnified Party in connection with or arising out of any investigation, litigation or proceeding (including any threatened investigation, litigation or proceeding or preparation of a defense in connection therewith) related to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances; provided that the foregoing indemnity shall not apply to the Claims of any Indemnified Party to the extent such Claims (i) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Party, (ii) result from a claim brought by the Borrower or any of its Subsidiaries against such Indemnified Party for material breach of such Indemnified Party’s obligations under this Agreement if the Borrower or such Subsidiary has obtained a final and non-appealable judgment in its or its Subsidiary’s favor on such claim as determined by a court of competent jurisdiction or (iii) result from a proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than claims against any arranger, bookrunner or agent in its capacity or in fulfilling its roles as an arranger, bookrunner or agent hereunder or any similar role with respect to this Agreement or any Commitments).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.06 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  Each Loan Party also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any agreement or instrument contemplated hereby, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

Section 10.07     Governing Law.  This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

Section 10.08    Execution in Counterparts; Integration; Effectiveness.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.09     Special Prepayment Right.  (a)  In the event that a Change of Control Date shall occur, the Borrower will, within 10 days after such Change of Control Date, give the

Administrative Agent written notice thereof and describe in reasonable detail the facts and circumstances giving rise thereto, and the Borrower will prepay, if any Lender shall so request, all of the Advances from such Lender plus interest accrued to the date of prepayment and any other fees and amounts as may then be payable by the Borrower to such Lender under this Agreement.  Said request (the “Prepayment Notice”) shall be made by a Lender in writing not later than 45 days after the Change of Control Date and shall specify (i) the date (the “Special Prepayment Date”) upon which the Borrower shall prepay the Advances made to it, which date shall be not less than 15 days nor more than 45 days from the date of the Prepayment Notice and (ii) the amount of the Advances to be prepaid.  In the event of such request, the Commitment(s) of such Lender to make Advances shall forthwith terminate.

(b)                On the Special Prepayment Date, the Borrower shall prepay all of the Advances of such Lender made to the Borrower plus interest accrued thereon to the Special Prepayment Date and such other fees and amounts as may then be payable by Borrower under this Agreement.  Payment shall be made as provided in this Agreement.

(c)                 For the purposes of this Section 10.09:

(i)                  the term “Change of Control Date” shall mean (A) the first day on which any person, or group of related persons, has beneficial ownership of more than 33 1/3% of the outstanding voting stock of the Borrower or (B) the date immediately following the first date on which the members of the Board of Directors of the Borrower (the “Board”) at the commencement of any period of 730 consecutive days (together with any other Directors whose appointment or election by the Board or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least a majority of the Directors then in office who either were Directors at the beginning of such period or whose appointment or election or nomination for election was previously so approved) shall cease to constitute a majority of the Board at the end of such period; provided, however, that a Change of Control Date shall not be deemed to have occurred under clause (A) hereof if (x) the Borrower shall have merged or disposed of a portion of its assets in compliance with the requirements of subsection 5.02(c) hereof within 10 days after the acquisition of such beneficial ownership shall have occurred and (y) no person or group of related persons shall have beneficial ownership of more than 33 1/3% of the outstanding voting stock of the Borrower after such merger or disposition, and

(ii)                 the term “voting stock” shall mean stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the directors of the Borrower other than stock having such power only by reason of a contingency.

Section 10.10      Jurisdiction, Etc.

(a)             Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  Each Loan Party hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Loan Party at the address of the Borrower specified pursuant to Section 10.02.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or the Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)                 Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents in any New York State or federal court sitting in New York City.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.11      Guarantors.  Upon the execution and delivery by any Domestic Subsidiary of a Guaranty Joinder and the satisfaction of the conditions specified therein, such Subsidiary shall for purposes hereunder be a party hereto as a Guarantor as fully as if it had executed and delivered this Agreement.

Section 10.12      Confidentiality.  Each of the Administrative Agent and the Lenders expressly agrees, for the benefit of the Borrower and its Subsidiaries, to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its Affiliates and their Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to any rating agency, or regulatory or similar authority having, or purporting to have, jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners, or in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems disclosure necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its Subsidiaries or Affiliates), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an express agreement for the benefit of the Borrower and its Subsidiaries containing provisions substantially the same as those of this Section, to any Eligible Assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to data service providers, including league table providers, that serve the lending industry, such information to consist of information customarily provided to such data service providers or (k) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries.  For the purposes of this Section, “Confidential Information” means all information, including material nonpublic information with the meaning of Regulation FD promulgated by the SEC (“Regulation FD”), received from the Borrower or its Subsidiaries relating to such entities or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such entities; provided, that such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person customarily accords to its own confidential information; provided, however, that with respect to disclosures pursuant to clauses (b) and (c) of this Section, unless prohibited by law or applicable court order, each Lender and the Administrative Agent shall attempt to notify the Borrower of any request by any governmental agency or representative thereof or other Person for disclosure of Confidential Information after receipt of such request, and if reasonable, practicable and permissible, before disclosure of such Confidential Information.  It is understood and agreed that the Borrower, its Subsidiaries and their respective Affiliates may rely upon this Section for any purpose, including to comply with Regulation FD.

The Administrative Agent agrees to keep confidential the Submitted Reference Bank Rates to be used in the calculation of the Reference Bank Rate; provided that the Submitted Reference Bank Rates may be shared with the Borrower and any of its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates that have a commercially reasonable business need to know such rates (provided that, prior to receipt of such rates, any recipient thereof (other than the Borrower) shall (i) certify to the Administrative Agent that it is not an individual who is formally designated as being involved in the ICE LIBOR submission process and (ii) shall agree to comply with the provisions of this paragraph as if it were the Administrative Agent). The Borrower hereby represents and warrants, as of the Closing Date and each date on which it receives Submitted Reference Bank Rates, that it is not an individual who is formally designated as being involved in the ICE LIBOR submission process, and agrees to comply with the provisions of this paragraph as if it were the Administrative Agent. For the avoidance of doubt, the Reference Bank Rate shall be disclosed to Lenders in accordance with Section 2.08(b).

Section 10.13         Patriot Act, Etc.  Each Lender hereby notifies each Loan Party that, pursuant to the requirements of the USA Patriot Act (Title III of Pub.  L.  107-56 (signed into law October 26, 2001)) (the “Act”) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

Section 10.14     Release of Guarantors. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action requested by the Borrower having the effect of releasing any Domestic Subsidiary from its obligations in respect of the Guaranty if such Subsidiary ceases to Guarantee the obligations of the Borrower under the Pro Rata Facilities Credit Agreement, and upon such release, such Subsidiary shall cease to be a “Guarantor” hereunder.

Section 10.15      Waiver of Jury Trial.  Each of the Loan Parties, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the other Loan Documents or the actions of the administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Section 10.16     Acknowledgments.  The Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Borrower and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Borrower on other matters, and the relationship between the Credit Parties, on the one hand, and the Borrower, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit

Parties, on the one hand, and the Borrower, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor does the Borrower rely on, any fiduciary duty to the Borrower or its affiliates on the part of the Credit Parties, (c) the Borrower is capable of evaluating and understanding, and the Borrower understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Borrower has been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Borrower’s interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Borrower, (e) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent the Borrower has deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any of its affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Borrower or its affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Borrower or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Borrower and the Credit Parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower

OLIN CORPORATION

By:	/s/ Stephen Curley
Name: Stephen C. Curley
Title: Vice President and Treasurer

Olin Corporation
Credit Agreement
 Signature Pages

Administrative Agent

SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent

By:	/s/ James Weinstein
Name: James D. Weinstein
Title: Managing Director

Olin Corporation
Credit Agreement
 Signature Pages

Lenders

SUMITOMO MITSUI BANKING CORPORATION, as a Term Loan Lender

By:	/s/ James Weinstein
Name: James D. Weinstein
Title: Managing Director

Olin Corporation
Credit Agreement
 Signature Pages